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                                                                     EXHIBIT 2.2


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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IN RE                                :        CHAPTER 11
                                     :        CASE NO. 02-14867 (ALG)
VIASYSTEMS GROUP, INC., ET AL.       :
                                     :        (JOINTLY ADMINISTERED)
                    DEBTORS.         :
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         FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER (I) APPROVING
            (A) SOLICITATION OF VOTES, VOTING PROCEDURES AND FORMS OF
             BALLOTS, AND (B) DEBTORS' DISCLOSURE STATEMENT AND (II)
          UNDER 11 U.S.C. SECTION 1129(a) AND (b) AND FED. R. BANKR. P.
             3020, CONFIRMING DEBTORS' JOINT PLAN OF REORGANIZATION

                  WHEREAS, Viasystems Group, Inc. ("Group") together with Viasystems, Inc. ("Viasystems") (together with Group, as debtors and debtors in possession on behalf of these bankruptcy estates, the "Debtors"), as proponents of the plan within the meaning of section 1129 of title 11, United States Code (the "Bankruptcy Code"), filed (i) the Debtors' Prepackaged Joint Plan of Reorganization of Viasystems Group, Inc. and Viasystems, Inc. under Chapter 11 of the Bankruptcy Code, dated August 30, 2002 (the "Plan"), and filed with this Court on October 1, 2002, (as modified pursuant to the Debtors' Modification (the "Modification") to Prepackaged Joint Plan of Reorganization of Viasystems Group, Inc. and Viasystems, Inc. Under Chapter 11 of the Bankruptcy Code, dated January 2, 2003 (as so modified, the "Plan"), (ii) the amended motion to approve the Modification (the "Modification Motion"), and (iii) the Disclosure Statement for Debtors' Joint Plan of Reorganization, dated August 30, 2002, and filed with this Court on October 1, 2002 (the "Disclosure Statement");(1) and


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(1) Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to such terms in the Plan. Any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.


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                  WHEREAS, on October 2, 2002, the Certification of Jane
Sullivan on behalf of Innisfree M&A Incorporated With Respect to the Tabulation of Votes on the Joint Plan of Reorganization, pursuant to Bankruptcy Rule 3018(b), sworn to on October 1, 2002, (the "Voting Certification") was filed with the Court; and

                  WHEREAS, the Debtors filed a motion, pursuant to sections 105(a), 1126(b), and 1128 of the Bankruptcy Code, Bankruptcy Rules 2002, 3017, and 3018, and General Orders 201 and 203 of the Local Bankruptcy Rules, requesting an order (the "Scheduling Order") (i) scheduling a combined hearing to consider approval of the adequacy of the Disclosure Statement and confirmation of the Plan; (ii) approving the form, manner and sufficiency of the notice of such combined hearings; and (iii) approving the procedures used to solicit the Plan (the "Approval Motion"); and

                  WHEREAS, on October 4, 2002, the Court having entered the Scheduling Order, fixing November 21, 2002, at 10:30 a.m. as the date and time of a combined hearing (the "Combined Hearing") to consider (i) the adequacy of the Disclosure Statement, the voting procedures employed by the Debtors pursuant thereto, and the forms of ballots used in connection therewith, pursuant to sections 1125 and 1126(b) of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018(b), and (ii) confirmation of the Plan, pursuant to sections 1128 and 1129 of the Bankruptcy Code, all as more fully set forth in the Scheduling Order; and

                  WHEREAS on or about November 12, 2002 that certain Civil Action no. 20020 NC, styled Ray Agostino vs. Thomas O. Hicks, Jack D. Furst, David M. Sindelar,

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Hicks Muse Tate & Furst Incorporated, filed in the Court of Chancery of the
State of Delaware in and for New Castle County (the "Agostino Claims") was commenced;

                  WHEREAS on November 21, 2002 the Combined Hearing was adjourned to January 7, 2003; and

                  WHEREAS, on January 2, 2003, the Debtors filed the Modification and the Modification Motion for approval of the Modification; and

                  WHEREAS, affidavits of mailing of notices of the Combined Hearing by Kathy Gerber, dated October 15, 2002, and Jane Sullivan, dated November 19, 2002, were filed with the Court on November 19, 2002, and an affidavit of publication of notice of the Combined Hearing by Pamela J. Garstka, dated November 1, 2002, was filed with the Court on November 20, 2002 (collectively, the "Confirmation Affidavits"); and

                  WHEREAS, on January 2, 2003, the Debtors filed (i) the Certification of David J. Webster in Support of (i) Approval of (a) Debtors' Disclosure Statement, (b) Solicitation of Votes and Voting Procedure, (c) Forms of Ballots, and (ii) Confirmation of Debtors' Joint Plan of Reorganization (the "Webster Certification"); (ii) the Affidavit of Neil A. Augustine in Support of Confirmation of Prepackaged Joint Plan of Reorganization of Viasystems Group, Inc. and Viasystems, Inc. Under Chapter 11 of the Bankruptcy Code, (the "Augustine Affidavit"); and (iii) a memorandum of law in support of confirmation of the Plan (the "Confirmation Memorandum"); and

                  WHEREAS, the Combined Hearing having been held before the Court on January 7, 2003; and the Court having considered the Approval Motion, the Disclosure Statement, the Plan, the Webster Certification, and the papers in support thereof, and one objection to the approval of the Disclosure Statement and confirmation of the Plan having


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been interposed; and the appearances of all interested parties having been noted
in the record of the Combined Hearing; and the Court having considered all of the evidence adduced or proffered and statements of counsel at the Combined Hearing, and all of the proceedings had before this Court; and upon the Disclosure Statement, the Plan, the papers filed in support of the Disclosure Statement and the Plan, and upon the record of the Combined Hearing, the Court having found and determined that the Plan should be confirmed as reflected by this Court's rulings made herein and at the Combined Hearing; and after due deliberation and sufficient cause appearing therefor, the Court hereby FINDS, DETERMINES, AND CONCLUDES that:

                                  INTRODUCTION

                  1. Findings and Conclusions. The findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

                  2. Jurisdiction; Venue; Core Proceeding (28 U.S.C. Sections 157(b)(2), 1334(a)). This Court has jurisdiction over the Debtors' chapter 11 cases and to confirm the Plan pursuant to 28 U.S.C. Section 1334. Venue of these chapter 11 cases is proper before the Court pursuant to 28 U.S.C. Sections 1408 and 1409. Approval of the Disclosure Statement and confirmation of the Plan are core proceedings pursuant to 28 U.S.C. Section 157(b), and this Court has jurisdiction to enter a final order with respect thereto.


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                  3. Judicial Notice. This Court takes judicial notice of the docket of the Debtors' chapter 11 cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and evidence and argument made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of these chapter 11 cases.

                  4. Burden of Proof. The Debtors have the burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of evidence.

                              DISCLOSURE STATEMENT

                  5. Adequacy. The Disclosure Statement contains adequate information within the meaning of section 1125 of the Bankruptcy Code.

                                     VOTING

                  6. Manner As evidenced by the Voting Certification, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules for the Southern District of New York.

                             SOLICITATION AND NOTICE


                  7. Solicitation. The Plan, Disclosure Statement, and Ballots, in support of the confirmation of the Plan and notice of the Combined Hearing were transmitted and served in compliance with the Bankruptcy Rules. The forms of the Ballots and Master Ballot were sufficiently consistent with Official Form No. 14 and adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for each

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class of claims entitled under the Plan to vote to accept or reject the Plan.
The period during which the Debtors solicited acceptances to the Plan was a reasonable period of time for holders of claims to make an informed decision to accept or reject the Plan. The Debtors were not required to solicit votes from the holders of Class 8, Existing Group Preferred Stock, and the deemed rejection of the Plan by such class is approved. The votes on the Plan have been tabulated in good faith and in a manner consistent with the Bankruptcy Code and the Bankruptcy Rules. As described in, and as evidenced by, the Voting Certification and the Confirmation Affidavits, the solicitation, transmittal, and service of the Plan, the Disclosure Statement, notice of the Combined Hearing, and publication of notice of the Combined Hearing each was adequate and sufficient.

                  8. Notice. All parties required to receive notice of the Combined Hearing have received due, proper, timely, and adequate notice in accordance with the Scheduling Order, the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules, and they have had an opportunity to appear and be heard with respect thereto. No other or further notice need be given.

                              THE PLAN MODIFICATION

                  9. The Plan Modifications (11 U.S.C. Section 1127). The Debtors have modified the Plan as described in the Modification Motion. The Modification constitutes technical changes, changes with respect to particular Claims by agreement with holders of such Claims, or changes enhancing the recoveries of certain classes of claims, and, therefore, do not materially or adversely affect or change the treatment of any Claims or Equity Interests other than those that consent thereto. Accordingly, pursuant to Bankruptcy Rule 3019, these modifications do not require additional

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disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Equity Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan. The Plan as modified by the Modification shall constitute the Plan.

                            CONFIRMATION OF THE PLAN

                  10. Plan Compliance with Bankruptcy Code (11 U.S.C. Section 1129(a)(l)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(l) of the Bankruptcy Code.

                  (a) Proper Classification (11 U.S.C. Sections 1122, 1123(a)(1)). In addition to Administrative Expense Claims and Priority Tax Claims, which need not be designated, the Plan designates ten Classes of Claims and Equity Interests. The Claims and Equity Interests placed in each Class are substantially similar to other Claims and Equity Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Equity Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims and Equity Interests. The Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

                  (b) Specified Unimpaired Classes (11 U.S.C. Section 1123(a)(2)). Article III.B of the Plan specifies that Classes 1A and 1B, Classes 3A and 3B, Classes 7A and 7B(2),


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(2) Pursuant to the modifications to the Plan, holders of claims in Classes 7A and 7B are now impaired under the Plan. They have consented to the modification and their impaired treatment.


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and Class 9B are unimpaired under the Plan, thereby satisfying section
1123(a)(2) of the Bankruptcy Code.

                  (c) Specified Treatment of Impaired Classes (11 U.S.C. Section 1123(a)(3)). Article III.B of the Plan designates Classes 2A and 2B, Class 4, Classes 5A and 5B, Classes 6A and 6B, Class 8, Class 9A, and Class 10 as impaired and specifies the treatment of Claims and Equity Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

                  (d) No Discrimination (11 U.S.C. Section 1123(a)(4)). The Plan provides for the same treatment by the Debtors for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

                  (e) Implementation of Plan (11 U.S.C. Section 1123(a)(5)). The Plan and the various documents and agreements set forth in the Plan Supplement provide adequate and proper means for the Plan's implementation, including (i) the authorization of new securities, (ii) the cancellation of extinguished securities, (iii) the revesting of assets of each Debtor's Estate in the Reorganized Debtors, and (iv) the Exit Financing Facility (as hereinafter defined), thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

                  (f) Non-Voting Equity Securities (11 U.S.C. Section 1123(a)(6)). Article VI.A of the Plan provides that the certificate of incorporation and the bylaws of each Reorganized Debtor shall be amended as necessary to prohibit the issuance of non-voting equity securities. Thus, the requirements of section 1123(a)(6) of the Bankruptcy Code are satisfied.


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                  (g) Designation of Directors (11 U.S.C. Section 1123(a)(7)).
Article VI.C of the Plan contains provisions with respect to the manner of selection of directors of the Reorganized Debtors that are consistent with the interests of creditors, equity security holders, and public policy in accordance with section 1123(a)(7).

                  (h) Additional Plan Provisions (11 U.S.C. Section 1123(b)). The Plan's provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code.

                  (i) Bankruptcy Rule 3016(a). The Plan is dated and identifies the entities submitting it as proponents, thereby satisfying Bankruptcy Rule 3016(a).

                  11. Debtors' Compliance with Bankruptcy Code (11 U.S.C.
Section 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically:

                  a. The Debtors are proper debtors under section 109 of the Bankruptcy Code.

                  b. The Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court.

                  c. The Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Scheduling Order in transmitting the Plan, the Disclosure Statement, the Ballots, and related documents and notices and in soliciting and tabulating votes on the Plan.

                  12. Plan Proposed in Good Faith (11 U.S.C. Section 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Debtors' good faith is evident from the facts and records of these Reorganization Cases, the Disclosure

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Statement, and the record of the Combined Hearing and other proceedings held in these Reorganization Cases. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors' estates and to effectuate a successful reorganization of the Debtors. Further, the Plan's indemnification, exculpation, release, and injunction provisions have been negotiated in good faith, are consistent with sections 105, 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each necessary to the Debtors' successful reorganization.

                  13. Payments for Services or Costs and Expenses (11 U.S.C.
Section 1129(a)(4)). Any payment made or to be made by any of the Debtors for services or for costs and expenses in or in connection with the Reorganization Cases, or in connection with the Plan and incident to the Reorganization Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

                  14. Directors, Officers, and Insiders (11 U.S.C. Section 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The identity and affiliations of the persons proposed to serve as initial directors or officers of the Reorganized Debtors after confirmation of the Plan have been fully disclosed in the Plan Supplement, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against and Equity Interests in the Debtors and with public policy. The identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of such insider's compensation have also been fully disclosed.


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                  15. No Rate Changes (11 U.S.C. Section 1129(a)(6)). After
confirmation of the Plan, the Debtors' businesses will not involve rates established or approved by, or otherwise subject to, any governmental regulatory commission. Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in these Reorganization Cases.

                  16. Best Interests of Creditors (11 U.S.C. Section 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis provided in Exhibit "C" of the Disclosure Statement and other evidence proffered or adduced at the Combined Hearing (a) are persuasive and credible, (b) have not been controverted by other evidence, and (c) establish that each holder of an impaired Claim or Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

                  17. Acceptance by Certain Classes (11 U.S.C. Section 1129(a)(8)). Classes 1A and 1B, Classes 3A and 3B, 7A and 7B(3), and 9B of the Plan are Classes of unimpaired Claims that are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Classes 2A and 2B, 4, 5A and 5B, and 6A have voted to accept the Plan in accordance with sections 1126(c) and (d) of the Bankruptcy Code. The one Class 6B creditor that originally voted to reject the Plan has changed its vote to an acceptance of the Plan as part of the resolution of a dispute as to the allowance of its


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(3) See footnote 2, supra.


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claim, which changed vote renders Class 6B an accepting class. Classes 9A and 10 are not entitled to receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not entitled to receive or retain any property under the Plan unless Class 6A votes to accept the Plan and, therefore, is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Although section 1129(a)(8) would not be satisfied with respect to the deemed rejecting Classes identified above, the Plan is confirmable because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to the deemed rejecting Classes identified above.

                  18. Treatment of Administrative and Tax Claims (11 U.S.C.
Section 1129(a)(9)). The treatment of Allowed Administrative Claims pursuant to
Article II.A. and Other Priority Claims pursuant to Articles III.C.1 and III.C.2 of the Plan satisfies the requirements of sections 1129(a)(9)(A) and (B) of the Bankruptcy Code. In addition, the treatment of Priority Tax Claims pursuant to
Article II.B of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

                  19. Acceptance By Impaired Classes (11 U.S.C. Section 1129(a)(l0)). At least one Class of Claims against each of the Debtors that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider, thus satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

                  20. Feasibility (11 U.S.C. Section 1129(a)(11)). The evidence proffered or adduced at the Combined Hearing (a) is persuasive and credible, (b) has not been controverted by other evidence, and (c) establishes that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization

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of the Reorganized Debtors, thus satisfying the requirements of section
1129(a)(11) of the Bankruptcy Code.

                  21. Payment of Fees (11 U.S.C. Section 1129(a)(12)). All fees payable under section 1930 of title 28, United States Code, as determined by the Bankruptcy Court, have been or will be paid on or before the Effective Date pursuant to Article XV.B of the Plan, thus satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

                  22. Continuation of Retiree Benefits (11 U.S.C. Section 1129(a)(13)). Article IX.E of the Plan provides that, on and after the Effective Date, the Reorganized Debtors will continue to pay all "retiree benefits" (as defined in section 1114(a) of the Bankruptcy Code), at the level established pursuant to section 1114(e)(1)(B) or 1114(g) at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits. Thus, the requirements of section 1129(a)(13) of the Bankruptcy Code are satisfied.

                  23. Fair and Equitable; No Unfair Discrimination (11 U.S.C.
Section 1129(b)). Class 6B originally voted to reject the Plan (and has since agreed to change its vote), and Classes 8, 9A and 10 are deemed to have rejected the Plan (Classes 8, 9A, and 10, collectively, the "Rejecting Classes"). Based upon the Webster Certification, the Confirmation Memorandum, and the evidence proffered, adduced, and presented by the Debtors at the Combined Hearing, the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes, as required by section 1129(b)(1) of the Bankruptcy Code, because no holder of any interest that is junior to the interest of the respective Rejecting Class will receive or retain under the Plan on account of such


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junior interest any property. Thus, the Plan may be confirmed notwithstanding the rejection or deemed rejection of the Plan by Classes 8, 9A, and 10.

                  24. Principal Purpose of the Plan (11 U.S.C. Section 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933.

                  25. Good Faith Solicitation (11 U.S.C. Section 1125(e)). Based on the record before the Court in these Reorganization Cases, the Debtors, the Senior Lenders, Hicks Muse, GSC, and the Noteholder Committee and their respective directors, officers, employees, members, shareholders, agents, advisors, accountants, investment bankers, consultants, attorneys, and other representatives have acted in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article XV.S of the Plan.

                  26. Assumption and Rejection. Article IX of the Plan governing the assumption and rejection of executory contracts and unexpired leases satisfies the requirements of section 365(b) of the Bankruptcy Code. Pursuant to IX.A of the Plan, except as may otherwise be agreed to by the parties, each Reorganized Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party that was or is not (i) previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) the subject of a motion

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to reject filed on or before the Confirmation Date or (iv) set forth in a schedule, as an executory contract or unexpired lease to be rejected, filed as part of the Plan Supplement.

                  27. Satisfaction of Confirmation Requirements. Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

                  28. Retention of Jurisdiction. The Court may properly retain jurisdiction over the matters set forth in Article XIII of the Plan and section 1142 of the Bankruptcy Code.

                                     DECREES

                  NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, DECREED AND DETERMINED THAT:

                  29. Confirmation. The Plan is approved and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan and the Plan Supplement are incorporated by reference into and are an integral part of the Plan and this Confirmation Order.

                  30. Plan Classification Controlling. The classifications of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors' creditors in connection with voting on the Plan (i) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (ii) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Equity Interests under the

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Plan for distribution purposes, and (iii) shall not be binding on the Debtors or the Reorganized Debtors for purposes other than voting on the Plan.

                  31. Binding Effect. Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and this Confirmation Order shall be binding upon and inure to the benefit of (i) the Debtors, (ii) the Reorganized Debtors, (iii) any entity acquiring or receiving property or a distribution under the Plan, and (iv) any present or former holder of a Claim against or Equity Interest in the Debtors and their successors, assigns, and parties-in-interest, including all governmental entities, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan.

                  32. Vesting of Assets (11 U.S.C. Section 1141(b), (c)). Pursuant to Article VI.I of the Plan, except as otherwise provided in the Plan, the property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to this Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims, encumbrances, Equity Interests, charges and liens except as specifically provided or contemplated by the Plan, the Exit Facility or this Confirmation Order.




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                  33. Assumption or Rejection of Executory Contracts and
Unexpired Leases (11 U.S.C. Section 1123(b)(2)). Pursuant to Article IX of the Plan, as of the Effective Date, each Reorganized Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date or
(iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, filed as part of the Plan Supplement.

                  34. Bar Date for Rejection Damage Claims. Pursuant to Article IX.D of the Plan, if the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to Article IX.A of the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages must be served upon the appropriate Debtors and their counsel within 30 days after service on such parties of this Confirmation Order and notice of rejection of such executory contracts or unexpired leases. Any claims not filed within such times shall be forever barred from assertion against the respective Debtors, their Estates, and their property.

                  35. General Authorizations. Each of the Debtors or Reorganized Debtors is authorized pursuant to section 1142(b) of the Bankruptcy Code and section 303 of Delaware General Corporate Law or other similar provisions in the corporate laws of the Debtors' jurisdiction of incorporation to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan. The Debtors and the Reorganized Debtors and their respective directors, officers, agents, and attorneys, are authorized and empowered to issue, execute, deliver, file, or record any agreement, document, or security, including, without limitation, the documents contained in the Plan Supplement, as modified, amended, and supplemented, in substantially the form included therein, and to take any action necessary or appropriate to implement, effectuate, and consummate the Plan in accordance with its terms, and or take any or all corporate actions authorized to be taken pursuant to the Plan, including, without limitation, any release, amendment, or restatement of any bylaws, certificates of incorporation, or other organization documents of the Debtors, whether or not specifically referred to in the Plan or the Plan Supplement, without further order of the Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

                  36. Corporate Action. Each Reorganized Debtor shall continue to exist after the Effective Date as separate corporate entities in accordance with the applicable law in the applicable jurisdiction in which they are incorporated under their respective certificates of incorporation and bylaws in effect before the Effective Date, except as they may be amended pursuant to the Plan. Each Reorganized Debtor shall amend its certificate of incorporation and bylaws on the Effective Date, as necessary, to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. The amendments to the certificates of incorporation and bylaws shall be deemed adopted by the respective board of directors of each Reorganized Debtor as of the Effective Date.

                  37. Issuance of New Securities. Pursuant to Article VI.D of the Plan, based upon the record of the Debtors' chapter 11 cases, including the instruments included in the Plan Supplement (and any amendments thereto), the issuance of the New Securities by Reorganized Group is hereby authorized without further act or action under applicable law, regulation, order, or rule.

                  38. Securities Laws Exemption. The offering, issuance, and distribution by Reorganized Group of the New Securities is exempt from the provisions of section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for the offer, issuance, distribution, or sale of a security by reason of section 1145(a) of the Bankruptcy Code. The New Securities will be freely tradable by the recipients thereof subject only to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(11) of the Securities Act of 1933, as amended, and compliance with any applicable rules and regulations of the Securities and Exchange Commission.

                  39. Authorization to Pay Obligations Under DIP Credit Agreement. Notwithstanding anything that may be contained herein to the contrary, the Debtors shall be, and hereby are, authorized and directed, on the Effective Date, to pay or arrange for the payment of all amounts outstanding under that certain Revolving Credit Agreement, dated as of October 1, 2002 (the "DIP Credit Agreement") among Holdings, the DIP Borrower, JPMorgan Chase Bank ("JPMorgan Chase"), each of the other financial institutions from time to time party thereto (together with JPMorgan

Chase, the "Lenders"), Deutsche Bank Trust Company Americas, as documentation agent ("Deutsche Bank"), and JPMorgan Chase Bank, as Administrative Agent for the DIP Lenders (in such capacity, the "DIP Agent"). Once such payments have been made, the DIP Credit Agreement and any agreements or instruments related thereto shall be deemed terminated, except as otherwise provided in the DIP Credit Agreement (subject in all respects to the continuation of any carve-out approved by the Bankruptcy Court in the Bankruptcy Court orders approving the DIP Credit Agreement on a final basis), and the JPMorgan Chase Bank, as Administrative Agent, and the lenders thereunder shall, following receipt of a request from the Debtors and at the cost and expense of the Debtors, take all reasonable and necessary action to confirm the removal of any liens on the properties of the Debtors securing the DIP Credit Agreement. On the Effective Date, any outstanding letters of credit issued under the DIP Credit Agreement shall be either replaced or secured by letters of credit issued under the exit facility described in Exhibit A to the Plan. The DIP Credit Agreement shall be continued through the Effective Date.

                  40. Exit Financing Facility.

                  (a) The Debtors are authorized to enter into new financing arrangements described in Exhibit A to the Plan (all arrangements, documents, rates and agreements entered into or required in connection therewith, collectively, the "Exit Facility") for purposes of funding obligations under the Plan, including, among other things inter alia, the payment of Allowed Administrative Claims (including the payment of professional fee claims in accordance with Article XV.A.2 of the Plan), Priority Tax Claims, Other Priority Claims, the repayment of obligations under the DIP Credit Agreement, and financing the Reorganized Debtors' working capital requirements. The Debtors are authorized to pay, on the date of entry of this Order by the Court (i) to those Senior Lenders who signed the Consent, dated as of December 20, 2002 to amend the Lock Up Agreement (the "Consent"), a consent fee equal to 0.125% of such Senior Lenders Bank Debt (as defined in the Lock Up Agreement) in the aggregate amount of $577,106.74, and (ii) to JPMorgan Chase Bank as Agent a consent, work and arrangement fee in connection with the Consent of $750,000.

                  (b) On the Effective Date, all the liens and security interests to be created under the Exit Facility shall be deemed approved and shall be legal valid and binding enforceable first priority liens, subject to the limitations contained therein and the documents to be executed and delivered pursuant thereto shall constitute the legal valid and binding obligations of the Reorganized Debtors. In furtherance of the foregoing, the Reorganized Debtors and the other persons granting such liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

                  41. Plan Supplement. The documents contained in the Plan Supplement and any amendments, modifications, and supplements thereto, and all documents and agreements introduced into evidence by the Debtors at the Combined Hearing (including all exhibits and attachments thereto and documents referred to therein), and the execution, delivery, and performance thereof by the Reorganized Debtors, is authorized and approved. Without need for further order or authorization of the Bankruptcy Court, the Debtors and Reorganized Debtors are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan Supplement that do not materially modify the terms of such documents and are consistent with the Plan, provided that notice of any such modifications shall be filed with the Court.

                  42. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto.

                  43. Exemption from Certain Taxes. Pursuant to section 1146(c) of the Bankruptcy Code: (a) the issuance, transfer, or exchange of notes or equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge, or other security interest; and (c) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan; agreements of consolidation, restructuring, disposition, liquidation, or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property transfer tax, real estate transfer tax, sales or use tax, or other similar tax. All filing or recording officers, wherever located and by whomever appointed, are hereby directed to accept for filing or recording, and to file or record immediately upon presentation thereof, all instruments or absolute or collateral transfer without payment of any recording tax, stamp tax, or similar tax or governmental assessment (other than standard filing fees) imposed by federal, state, or local law. Notice of entry of this Confirmation Order in the form approved by the Court (i) shall have the effect of an order of the Court, (ii) shall constitute sufficient notice of the entry of this Confirmation Order to such filing and recording officers, and (iii) shall be a recordable instrument notwithstanding any contrary provision of nonbankruptcy law. The Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.

                  44. Distributions on Account of Group General Unsecured Claims, Existing Group Preferred Stock, Viasystems Senior Note Claims and DTI Guaranty Claims, Viasystems Subordinated Note Claims, and Viasystems General Unsecured Claims. Pursuant to Article III.C of the Plan, on the later of (i) the Effective Date, or (ii) the date on which each of the respective claims becomes an Allowed Claim, or in each case, as soon as practicable thereafter, the Disbursing Agent shall make the following distributions: (i) New Junior Preferred Stock and New Common Stock, to the individual holders of the Viasystems Senior Note Claims, in pro rata amounts as set forth in the Plan;
(ii) the treatment of the DTI Guaranty Claim specified in the Agreement between the DTI, Group, and Viasystems, as set forth in Exhibit "D" to the Plan, (iii) New Common Stock to the holders of Viasystems Subordinated Note Claims, in pro rata amounts as set forth in the Plan; (iv) New Common Stock to holders of Group General Unsecured Claims, in pro rata amounts as set forth in the Plan; (v) New Subordinated Notes to holders of Viasystems General Unsecured Claims, in pro rata amounts as set forth in the Plan; and (vi) New Warrants to holders of Existing Group Preferred Stock, in pro rata amounts as set forth in the Plan.

                  45. Rights Offering The Reorganized Debtors are authorized to implement the Rights Offering in accordance with Article IV and Article VI.D. of the Plan.

                  46. Hicks Muse Exchange The Hicks Muse Exchange as set forth in Article V of the Plan is approved.

                  47. Waiver of Subordination. All Claims against and Equity Interests in the Debtors and all rights and claims between or among holders of Claims and Equity Interests relating in any manner whatsoever to Claims against and Equity Interests in the Debtors, based upon any claimed subordination rights (if any), shall be deemed fully satisfied by the distributions hereunder to holders of Claims and Equity Interests having such subordination rights, and, therefore, such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Distributions to the various Classes of Claims and Equity Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim or Equity Interest shall receive and retain the distributions in the manner set forth in the Plan and the benefits thereof.

                  48. Administrative Claims Bar Date. Pursuant to Article XV.A.I of the Plan, holders of asserted Administrative Claims (other than Professional Fee Claims or Claims for United States Trustee Fees) not paid and not arising out of transactions in the ordinary course of business prior to the Confirmation Date must file proofs of

Administrative Claim and serve such claims on the Reorganized Debtors and their counsel no later than sixty (60) days after notice of entry of this Confirmation Order and this Administrative Claim Bar Date or be forever barred from doing so.

                  49. Final Fee Applications. Pursuant to Article XV.A.2 of the Plan, all final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors prior to the Effective Date must be filed and served on the Reorganized Debtors and their counsel no later than sixty (60) days after the Effective Date.

                  50. Discharge of Claims and Termination of Equity Interests. Pursuant to Article XV.E of the Plan, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Equity Interests in the Debtors of any nature whatsoever or against any of the Debtor's assets or properties. Except as otherwise expressly provided in the Plan, entry of this Confirmation Order (subject to the occurrence of the Effective Date) shall act as a discharge of all Claims against and debts of, liens on, and Equity Interests in each of the Debtors, the Debtors' assets, and their properties, arising at any time before the entry of this Confirmation Order, regardless of whether a proof of Claim or proof of Equity Interest therefor was filed, whether the Claim or Equity Interest is Allowed, or whether the holder thereof votes to accept this Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Effective Date. Upon entry of this Confirmation Order, and subject to the occurrence of the Effective Date, any holder of such discharged Claim or Equity Interest shall be forever precluded from asserting against the Debtors or any of their assets or properties any other or further Claim or Equity Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order, except as otherwise expressly provided in the Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, subject to the occurrence of the Effective Date.

                  51. Debtors' Releases. On the Effective Date, effective as of the Confirmation Date, the Debtors shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all causes of action which they have or may have against any present or former director, officer, or employee of the Debtors; provided, however, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of (i) any express contractual obligation owing by any such director, officer, or employee of the Debtors or (ii) the willful misconduct or gross negligence of such director, officer, or employee in connection with, related to, or arising out of the Chapter 11 Cases, the pursuit of Confirmation hereof, the consummation hereof, the administration hereof, or the property to be distributed hereunder. All releases contained in Articles XV.F, XV.G and XV.H are approved and effective upon the Effective Date. Specifically, and without limitation, the Agostino Claims are property of the Debtors and shall be released on the Effective Date under the terms of the Plan.

                  On the Effective Date, effective as of the Confirmation Date, the Debtors shall release and be permanently enjoined from any prosecution or attempted prosecution of any and all claims and causes of action, including any claims or causes of action under

Chapter 5 of the Bankruptcy Code, which they have or may have against any member of the Creditor Group and its respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property in connection with (i) actions taken as or in its capacity of being a member of the Creditor Group and (ii) the Chapter 11 Cases.

                  52. Other Releases. On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein, the Debtors, the Reorganized Debtors, each member or the Creditor Group, and the indenture trustee, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property shall be released from any and all claims, obligations, rights, causes of action, and liabilities which the Debtors, Reorganized Debtors, or any holder of a Claim against or Equity Interest in any Debtor may be entitled to assert derivatively on behalf of the Debtors, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Confirmation Date, in any way relating to the Chapter 11 Cases or this Plan, or otherwise; provided, however, that nothing shall release any Person from any claims, obligations, rights, causes of action, or liabilities based upon any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the consummation hereof, the administration hereof, or the property to be distributed hereunder arising out of such Person's gross negligence or willful misconduct.

                  53. Exculpation and Limitation of Liability. The Reorganized Debtors, the members of the Creditor Group, and any and all of their respective present or former members, officers, directors, employees, equity holders, partners, affiliates, advisors, attorneys, or agents, or any of their successors or assigns, shall not have or incur any liability to any holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the consummation hereof, or the administration hereof or the property to be distributed hereunder, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities hereunder.

                  Notwithstanding any other provision hereof, no holder of a Claim or Equity Interest, no other party-in-interest, none of their respective agents, employees, equity holders, partners, members, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Reorganized Debtors, the Estates, any Committee, the members of the Creditor Group, any holder of Eligible Claims, or any of their respective present or former members, officers, directors, employees, equity holders, partners, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the consummation hereof, or the administration hereof or the property to be distributed hereunder, except for their willful misconduct or gross negligence.

                  54. Claims of the United States. Notwithstanding anything contained in this Order to the contrary, nothing in this Order or the Plan or the transactions contemplated by and authorized pursuant to the Plan shall release any non-debtor from any claims of the United States of America or its agencies or subdivisions (the "United States"), or modify, alter, impair, or in any way affect the claims and rights of the United States or the application of any laws or regulations of the United States as to any Person or entity other than the Debtors.

                  55. Injunction in Respect of the Discharge of Claims and Termination of Equity Interests. Pursuant to Article XV.E of the Plan, and in accordance with section 524 of the Bankruptcy Code, the discharge provided by the Plan and section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Equity Interest discharged hereby. Except as otherwise expressly provided in this Plan or the Confirmation Order, all Persons who have held, hold, or may hold a Claim against, or Equity Interest in, the Debtors shall be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interests,
(ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Equity Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. The foregoing injunction shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

                  56. Survival of Corporate Indemnitees. Pursuant to Article XV.P of the Plan, except as otherwise specifically set forth in the Plan, any obligations or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of the Debtors' present and former directors, officers or employees (the "Covered Persons") pursuant to the Debtors' or Reorganized Debtors' certificate of incorporation, bylaws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons' service with, for, or on behalf of the Debtors prior to the Effective Date shall be deemed executory contracts assumed hereunder and shall, in any event, survive Confirmation hereof and remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability accrued or is owed in connection with an occurrence before or after the Commencement Date.

                  57. Termination of Injunctions and Automatic Stay. Pursuant to
Article XV.J of the Plan, all injunctions or stays arising under or entered during the Reorganization Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

                  58. Cancellation of Existing Securities and Agreements. Pursuant to Article VII.C of the Plan, except for purposes of evidencing a right to distributions under the Plan or otherwise provided in the Plan, on the Effective Date, all agreements and other documents evidencing the Claims or rights of any holder of a Claim against the Debtors, including all indentures and notes evidencing such Claims and any options or warrants to purchase Equity Interests, obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, shall be cancelled.

                  59. Notice of Entry of Confirmation Order. On or before the fifth (5th) Business Day following the date of entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all creditors and interest holders, the United States Trustee, and other parties in interest, by causing notice of entry of the Confirmation Order (the "Notice of Confirmation"), to be delivered to such parties by first-class mail, postage prepaid. The notice described herein is adequate under the particular circumstances and no other or further notice is necessary. The Debtors also shall cause the Notice of Confirmation to be published as promptly as practicable after the entry of this Confirmation Order once in The Wall Street Journal (National Edition).

                  60. Notice of Effective Date. The Reorganized Debtors shall file notice of the occurrence of the Effective Date, and shall serve a copy of same on the parties identified in the Master Service List as defined in the Order Establishing Notice Procedures, dated October 10, 2002, as soon as practicable after it has occurred.

                  61. Severability. Each term and provision of the Plan, as it may have been altered or interpreted by the Bankruptcy Court in accordance with
Article XV.C of the Plan, is valid and enforceable pursuant to its terms.

                  62. Failure To Consummate Plan. In accordance with Article XVL of the Plan, if the Effective Date does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or
(c) constitute an admission of any sort by the Debtors or any other Persons.

                  63. Conflicts Between Order and Plan. To the extent of any inconsistency between the provisions of the Plan and this Confirmation Order, the terms and conditions contained in this Confirmation Order shall govern. The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent unless expressly stated by further order of this Bankruptcy Court.

Dated: January 14, 2003
       New York, New York


                                            /s/ Allan L. Gropper
                                            ----------------------------
                                            UNITED STATES BANKRUPTCY JUDGE